Exhibit 99.1

AITX's RAD Enters Hospitality Sector with First Major Hotel Brand Order

RIO 360 Selected to Address Rising Parking Lot Incidents with Expansion Already Under Consideration

Detroit, Michigan, April 30, 2026 -- Artificial Intelligence Technology Solutions, Inc. (the "Company") (OTCID:AITX), a global leader in AI-driven security and productivity solutions, along with its wholly owned subsidiary, Robotic Assistance Devices, Inc. (RAD), today announced that it has received an order for a RIO 360™ autonomous security tower from a major hotel brand for a property, with deployment pending. The initial unit is expected to address ongoing security concerns in exterior areas, particularly parking facilities, with discussions already underway to expand coverage at the location and introduce RAD's solutions to additional properties within the brand's portfolio.

Artist’s depiction of a RAD RIO 360 autonomous security tower supporting exterior security at a hotel property, where visible deterrence meets real-world guest safety demands.

Hotels and hospitality properties face a unique set of security challenges, particularly in exterior areas such as parking lots, entrances, and common access points. These environments are often open and accessible, making them susceptible to loitering, non-guest activity, and unwanted behavior that can escalate over time. Operators must balance the need for effective deterrence with maintaining a welcoming environment for guests, all while managing rising labor costs associated with traditional guarding. As these pressures increase, many hospitality providers are turning to visible, intelligent security solutions that can deliver consistent monitoring and real time response without the ongoing expense and variability of human personnel.

"This is a meaningful first step for RAD into the hospitality space," said Troy McCanna, Chief Revenue and Chief Security Officer at RAD. "These properties are dealing with real, persistent exterior security issues, and they are looking for solutions that are effective, fast to deploy, and financially practical. What we are seeing already is that once a location engages, the conversation quickly expands to additional coverage and even additional properties, including urban, airport, and resort properties represent environments where exterior areas such as parking facilities and access points require consistent monitoring and visible deterrence, aligning closely with RAD's autonomous security solutions."

Steve Reinharz, CEO/CTO and founder of AITX and RAD, added, "When you look at the entire market of larger hotel properties across North America, the opportunity becomes clear. These environments face consistent challenges that align directly with our solutions."

The opportunity originated from a web-based inquiry, with the property seeking a more effective approach to ongoing issues such as loitering and unwanted activity in its parking areas. Traditional guarding was evaluated but ultimately deemed too costly relative to the need, leading the client to select RIO 360 as a cost-effective alternative that could be deployed quickly without requiring on-site power infrastructure. While the initial order is for a single unit, the client is actively considering expanding to multiple units at the property and has already introduced RAD to other affiliated locations experiencing similar challenges.

The Company invites prospective clients, channel partners, and industry participants to connect with its team to learn how RAD's solutions can support their security and operational objectives.

About Artificial Intelligence Technology Solutions, Inc. (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and drive operational efficiency. Through its family of companies, including Robotic Assistance Devices, Inc. (RAD-I), Robotic Assistance Devices Mobile (RAD-M), Robotic Assistance Devices Group (RAD-G) and Robotic Assistance Devices Residential (RAD-R), AITX develops and delivers a broad range of AI-driven technologies and services designed to transform security, automation, and operational workflows across multiple industries.

Through its primary subsidiary, RAD-I, AITX is redefining the nearly $50 billion (US) security and guarding services industry1 with its AI-driven Solutions-as-a-Service model. RAD solutions are specifically designed to deliver cost savings of between 35% and 80% compared to traditional manned security and monitoring, utilizing a suite of stationary and mobile autonomous systems that complement, and in many cases replace, human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

All of RAD's solutions are designed to integrate with leading industry platforms and workflows, including ongoing collaboration with Immix®, the trusted provider of central station and remote monitoring software, supporting broader adoption of AI-driven security across professional monitoring environments.

The Company's operations and internal controls have been validated through successful completion of its SOC 2 Type 2 audit, reinforcing its credibility with enterprise and government clients that require rigorous data protection and compliance standards.

AITX is led by Steve Reinharz, CEO/CTO and founder the Company and all RAD subsidiaries, who brings decades of experience in the security services industry. The broader AITX leadership and its subsidiaries draw on deep expertise across security, law enforcement, and robotics innovation, supporting the Company's ability to deliver proven, practical, and scalable solutions.

AITX and its subsidiaries maintain a robust sales pipeline that includes over 35 Fortune 500 companies, with expanding opportunities across its subsidiaries. The Company expects continued growth as these opportunities convert into deployed clients generating recurring revenue streams, with significant potential for expansion within each account.

The Company's solutions are deployed across a wide range of industries including enterprises, government, transportation, critical infrastructure, education, and healthcare.

To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.raddog.ai, www.radgroup.ai, www.saramonitoring.ai, and www.radlightmyway.com, or follow Steve Reinharz on X @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the "Company"). The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. As such, there are no assurances whatsoever that the Company will meet its expectations with respect to its future revenues, sales volume, becoming cash flow positive, ARR or RMR. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company's future revenues, results of operations, or stock price.

For purposes of the Company's disclosures, "Artificial Intelligence" refers to machine-based systems designed to operate with varying levels of autonomy that, for a given set of human defined objectives, can make predictions, recommendations, or decisions influencing real or virtual environments. In the context of the Company's business, Artificial Intelligence is deployed primarily within the security services and property management industries to support functions such as detection, analysis, prioritization, communication, and response related to safety, security, and operational events.

The Company delivers these capabilities principally through its SARA™ (Speaking Autonomous Responsive Agent) platform, which serves as the Company's primary agentic artificial intelligence system. SARA is designed to receive and process video, audio, and other sensor data, apply automated analysis and inference, and support actions in accordance with predefined operational objectives and human oversight.

Further note that the Company's Board of Directors oversees the Company's deployment of Artificial Intelligence.

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Doug Clemons
248-270-8273
doug.c@radsecurity.com

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1 https://www.ibisworld.com/united-states/market-research-reports/security-services-industry/